Exhibit 99.1

Company Release – 05/19/2026

GBank Financial Holdings Inc. and GBank Announce Jeff Newgard to Become President and Chief Executive Officer of GBank

LAS VEGAS, NV, May 19, 2026 -- GBank Financial Holdings Inc. (the “Company”) (Nasdaq: GBFH) and GBank are pleased to announce the appointment of Jeffrey K. Newgard as the President and Chief Executive Officer of GBank, the Company’s wholly owned subsidiary, commencing June 8, 2026. Edward M. Nigro shall continue as Executive Chairman of GBank.

Mr. Newgard most recently served as Chairman, President and Chief Executive Officer of the Bank of Idaho Holding Company (BOID) (OTCQX) a regional bank holding company headquartered in Idaho Falls, and its solely owned subsidiary, the Bank of Idaho. Mr. Newgard’s extensive experience in commercial banking operations, capital markets and strategic acquisitions led the Bank of Idaho from $250 million in assets to $1.3 billion from 2015 through 2025, culminating in a sale of BOID to Glacier Bancorp, Inc. in a transaction valued at approximately 17.3x trailing 12-month earnings.

"Jeff Newgard’s demonstrated knowledge in banking, capital markets, acquisitions, and creating shareholder value provides a strong foundation for GBank to expand its unique business model while ensuring the growth and the solid performance of GBank,” said Ed Nigro.

Jeff Newgard said, "GBank has built an impressive franchise with unique national payments and Gaming FinTech capabilities combined with strong Commercial and SBA lending platforms. I am honored to join Ed Nigro, the Board of Directors, and the entire GBank team to build on this strong foundation and pursue the many opportunities ahead."

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada, and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full- service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at https://www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Chief Executive Officer and President

702-851-4200

enigro@g.bank

Source: GBank Financial Holdings Inc.